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                     November 6, 2020

       Christopher Richards
       Chief Financial Officer
       SILVER BULL RESOURCES, INC.
       777 Dunsmuir Street
       Suite 1610
       Vancouver, British Columbia V7Y 1K4

                                                        Re: SILVER BULL
RESOURCES, INC.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed October 23,
2020
                                                            File No. 001-33125

       Dear Mr. Richards:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Brian Boonstra